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EXHIBIT 21

                       SUBSIDIARIES OF SVI SOLUTIONS, INC.


Subsidiary                                      State or County of Incorporation
----------                                      --------------------------------

Sabica Ventures, Inc.                           California

SVI Training Products, Inc.                     California
(subsidiary of Sabica Ventures, Inc.)

SVI Retail, Inc.                                Delaware

SVI Retail (Pty) Limited                        Australia